SECURITIES EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:

[_]      Preliminary Proxy Statement
[_]      Confidential, for Use of the Commission only
           (as permitted by rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Rule 14a-12


                               TELECORP PCS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                       N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]   No fee required.

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1) Title of each class of securities to which transaction applies:
         ____________________
      2) Aggregate number of securities to which transaction applies:
         ____________________
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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      5) Total fee paid: ____________________

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[_]   Check box if any part of the fee is offset as provided by Exchange Act
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A proxy statement/prospectus will be filed with the Securities and Exchange
Commission by AT&T Wireless Services, Inc. and TeleCorp PCS, Inc. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by AT&T Wireless Services, Inc. and TeleCorp PCS, Inc. with the Commission at the Commission's web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from TeleCorp PCS, Inc. by directing a request to TeleCorp PCS, Inc., 1010 Glebe Road, Arlington, Virginia 22201, Attention: Jim Morrisey, Investor Relations.

TeleCorp PCS, Inc., its directors, and executive officers may be deemed to be participants in the solicitation of proxies to approve the merger from stockholders of TeleCorp PCS, Inc. The identity and other information about the directors and executive officers of TeleCorp PCS, Inc. is included in its Form 10K for the year ended December 31, 2000 and the Proxy Statement dated April 20, 2001, a free copy of which may be obtained at the Commission's web site at www.sec.gov.

Except for historical information, the matters discussed in this presentation that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include timing and success of regulatory approval and uncertainties in the market, competition, legal and other risks detailed in the TeleCorp PCS, Inc. Form 10K for the year ended December 31, 2000, the TeleCorp PCS, Inc. registration statement filed with the SEC on Form S-1, as amended or supplemented (file no. 333-89393) and the Tritel, Inc. registration statement filed with the SEC on Form S-1, as amended or supplemented (file no. 333-91207). TeleCorp PCS, Inc., TeleCorp Wireless, Inc., and Tritel, Inc. assume no obligation to update information in this release.


The following is the joint press release issued by AT&T Wireless Services, Inc. and TeleCorp PCS, Inc. on October 7, 2001:

David Caouette                                        Russell Wilkerson
AT&T Wireless                                         TeleCorp PCS
(201) 967-3568 (NJ office)                            (703) 635-2069 (PCS)
david.caouette@attws.com                              (703) 236-1292 (Office)

For Immediate Release: Monday, October 8, 2001

                      AT&T Wireless To Acquire TeleCorp PCS

    Twenty Percent Expansion of Footprint Includes 16 of Top 100 U.S. Markets

      Redmond, WA and Arlington, VA -- AT&T Wireless (NYSE: AWE) announced today that it will acquire TeleCorp PCS (NASDAQ: TLCP) in an all-stock transaction valued at $4.7 billion. AT&T Wireless will acquire the 77 percent of the company it does not already own for $2.4 billion and assume $2.1 billion in net debt and approximately $221 million in preferred securities.

      The boards of directors of both companies have approved the transaction and TeleCorp PCS shareowners representing a majority of the voting power have committed to vote in favor of the acquisition.

      AT&T Wireless said it will offer TeleCorp PCS shareowners 0.9 shares of AT&T Wireless common stock for each share of TeleCorp PCS common stock. This represents a premium of 19 percent based on the average of the closing prices for the past 30 trading days for TeleCorp PCS common stock. AT&T Wireless, which currently owns 23 percent of TeleCorp PCS, will issue approximately 146 million additional common shares to acquire the remaining outstanding TeleCorp PCS common shares. Following the close of the acquisition, AT&T Wireless would have approximately 2.68 billion common shares outstanding. The transaction is structured to be tax-free to TeleCorp PCS shareowners.

      "Strategically, this is the single most important move we could make to enhance long-term shareowner value," said AT&T Wireless Chairman and CEO John D. Zeglis. "We're set to quickly roll out AT&T Wireless-branded services to 32 million more people across 14 states. That includes 16 of the top 100 U.S. markets, eight of the top 50 markets and more than 900,000 existing TeleCorp customers. Soon, we will be offering millions of potential new customers a full array of AT&T Wireless' popular local, regional and national offers.

      "Just as important, we'll include these new markets as part of our integrated build out of a world-standard next generation network," he said. "TeleCorp customers will enjoy the benefits of these exciting new advanced services sooner than anticipated and under the AT&T Wireless brand.

      "This is a strategically and financially attractive transaction for both companies," Zeglis added. "For AT&T Wireless, it makes good use of our equity while enabling us to maintain a strong balance sheet. TeleCorp shareowners will receive a fair premium and a good growth investment."

      "We are very proud of everything TeleCorp has accomplished over the last several years," said TeleCorp CEO Jerry Vento. " The company has just completed a very successful third quarter, reporting total subscribers of more than 914,000.

      "AT&T Wireless is a well-managed company with a very strong balance sheet, and we believe its shares are currently undervalued," he added. "We believe this transaction is in the best interests of the shareholders of both companies."

      Both companies said they expect the transaction to close in the first half of 2002, following approval from Telecorp PCS shareowners and approvals from the Federal Communications Commission and Department of Justice. The companies do not anticipate significant regulatory issues given that the proposed transaction will result in a minimal overlap of markets.

      AT&T Wireless will be adding markets covering a population of about 32 million in 14 states-- primarily in the Southeast and Midwest including such markets as New Orleans, Nashville, Memphis and Louisville -- as well as the commonwealth of Puerto Rico. The company said it will be paying approximately $154 per licensed POP or $180 per covered POP. This compares favorably to AT&T Wireless' current valuation of $182 per licensed POP and $237 per covered POP.

      Merrill, Lynch & Co. served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal advisor to AT&T Wireless. Lehman Brothers and J.P. Morgan Chase served as financial advisors, and Cadwalader, Wickersham &Taft served as legal advisor to TeleCorp PCS.

      Please visit the AT&T Wireless website at www.att.com/wirelessir to view a detailed presentation about this transaction, including U.S. footprint maps, both before and after the transaction is finalized.

About AT&T Wireless

AT&T Wireless (NYSE: AWE) is the largest independently traded wireless carrier in the United States, following our split from AT&T on July 9, 2001. We operate one of the largest digital wireless networks in North America. With more than
16.4 million subscribers, and full-year 2000 revenues exceeding $10.4 billion, AT&T Wireless is committed to being among the first to deliver the next generation of wireless products and services. Today, we offer customers high-quality mobile wireless communications services, voice or data, to businesses or consumers, in the U.S. and internationally. AT&T Wireless Customer Advantage is our commitment to ensure that customers have the right equipment, the right calling plan, and the right customer services options -- today and tomorrow. For more information, please visit us at www.attwireless.com.

About Telecorp PCS

TeleCorp is AT&T Wireless' largest affiliate with licenses covering approximately 37 million people from the Great Lakes to the Gulf of Mexico. The company provides its SunCom digital wireless services in selected markets in fourteen states and the Commonwealth of Puerto Rico, encompassing 8 of the top 50 markets and 16 of the top 100 markets. TeleCorp is headquartered in Arlington, Virginia and employs more than 2,800 people. More information about the company can be found on the web at www.telecorppcs.com and more information about the SunCom service can be found at www.suncom1.com.

The foregoing may contain "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless' control, that could cause actual results to differ materially from such statements.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless' filings with the Securities and Exchange Commission. AT&T Wireless disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Editors Note

Media Teleconference

At 10:30 a.m. EDT on Monday, October 8, members of the media are invited to participate in a teleconference with AT&T Wireless Chairman and CEO John D. Zeglis and TeleCorp PCS CEO Gerald T. Vento. To access the call, please dial 800-289-0494, access code 620296.

A replay of the conference call will be available beginning at 3:00 EDT on Monday, October 8, 2001, until midnight on October 11, 2001. To access the replay, please call 888-203-1112, access code 620296.

Analyst Teleconference

At 8:30 a.m. EDT on Monday, October 8, AT&T Wireless will also be hosting a financial analyst conference call with AT&T Wireless Chairman and CEO John D. Zeglis, Chief Financial Officer Joesph McCabe, Jr., and members of the senior management team. Members of the media are invited to listen to the call. To access the call, please dial 800-289-0494, access code 700680.

A replay of the conference call will be available beginning at Noon EDT on Monday, October 8, 2001, until midnight on October 11, 2001. To access the replay, please visit callers should dial 800-289-0494, access code 620296.

Investor Relations Contacts

Holly Ash
AT&T Wireless
425-580-1833 (office)

Jim Morrisey
TeleCorp PCS
703-629-6668 (PCS)
703-236-1136 (office)